EXHIBIT 99.1

                       Military Resale Group, Inc (MYRG)
                            Investor Conference Call
                                 June 21, 2004

(Jeremy Rowe)

Good afternoon everybody. This is Jeremy Rowe (Ph) with Redwood Consultants. I want to thank you all for your patience today. We have a very large audience gathered for today's Military Resale Investor Conference Call. Before we begin, I would like to say since we will be making forward-looking statements in the course of this conference call, we need to make the following Safe Harbor statement under the Private Securities Litigation Act of 1995.

With the exception of historical information, the matters discussed in this conference call are forward-looking statements that involve a number of risks and uncertainties. Although, management believes that the expectations reflected in these forward-looking statements are reasonable, they can give no assurance that such expectations will prove to have been correct. The actual future results of the company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to future economic, political, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

Further, information on the company's risk factors is contained in the company's quarterly, annual and other periodic reports as filed with the Securities and Exchange Commission. And finally, we remind you that we are subject to Regulation FD and accordingly, are limited in our ability to disclose material non-public information.

Before I introduce our speaker today, I would like to point out that on June 17th, Military Resale announced that gross revenues were up 21.4 percent and gross profits were up 42.9 percent for the first quarter of 2004. And, now I will turn the conference over to Mr. Ed Whelan, CEO of Military Resale Group. Good afternoon Ed.

(Ed Whelan, CEO, Chairman and Director)

Good afternoon Jeremy, thank you. I first like to thank Jeremy and Jens and the team at Redwood Consulting for putting this conference call together. What we would like to do is, tell you a little bit about our historical problems first, and then address our forward-looking or progressive growth program with Bob Hefner, our General Manager and Ethan Hokit, our President.

Historically, we've had some problems with our reporting being timely and we have on occasion had a 'E' attached to our symbol as a result of that and we've addressed that issue, by switching over to local auditors and local transfer agents. In addition, very shortly, we will be adding another member of our team, to do financial reporting and investor relations to pick up that slack and not have that problem in the future with the 'E', as I need to apologize to all you shareholders for allowing that to happen.

The second thing I would like to talk about is the possibility that a listing did occur on the Berlin Stock Exchange and the possibility that there could have been a short position created by that. Without our knowledge, we were listed on the Berlin Exchange back in March 12th to be exact and I've had a lot of calls from shareholders recommending that we be removed from the listing. And last Friday, counsel and our SEC attorneys were able to do that and we have been removed from the Berlin Exchange. We are no longer traded on the Berlin Exchange. But again, it's often important to look back a little bit and if you look back at our charts, since March 12th, when we were listed, we see a significant drop in our stock value, significant increase in the trading volume, none of which was going in the right direction for us. That having been said, we think, we have corrected those two possible problems and are ready to move forward.

What I would like to do is introduce you to Bob Hefner, who is the General Manager. Let him tell you a little bit about the operations and how we have improved that over the last few months. Bob please.

(Bob Hefner, General Manager)

Okay, thank you Ed and also thank you to Jeremy and all the people at Redwood, and thank you everybody for participating in the conference call this afternoon. We experienced a tremendous growth spike the first part of this year. We acquired 25 new companies, virtually on an overnight basis, and went through an awful lot of growing pains in about a 30- to 45-day period there. We picked up some good sizable companies like Colgate-Palmolive, Alberto-Culver, Bar-S Meats, Hormel Meats, brought those in here. And last year, if you had looked at our numbers, we did about $6 million, so we virtually doubled the size of the business, you know, in that 30-day period. That did create of course a lot of logistical nightmares for me and my crew here as we had to integrate all of those new items into the warehouse, into our database, computer system etc, etc. What happened is our fill rate dropped into the 60 percent range. By fill rate what I mean is, we get orders from military commissaries on a daily basis, and as those orders come in, we fill those for delivery the next day. Obviously, if we were filling a 100 percent of everything that was ordered, everybody would just be happy as anything. But, when we are in the 60 percent range, we are not happy, but, you know, it's the logistical problems in getting everything slotted, learning lead times, training new people to order, training new warehouse people.

We thought we were actually doing a pretty good job there the first month, month-and-a-half. Why we were excited for the future is, today we have that fill rate into the low 80s, and you know, had a pretty substantial operating profit for the first five months of this year, for the first time in Military Resale Group's history. We know we can pick up another 10 points in the fill rate. We are going to see an increase in June, we should see an increase in July; I think by the end of July, we will have that into the low 90s. So, we are going to pick up some additional revenue there. With that fill rate increase, I know, we are going to do better and in a few minutes, Ethan Hokit will tell you a little bit more about, you know, some of the plans we have for additional new items. We are operating the warehouse right now at just about 65 percent capacity. So, we do have plenty of space, you know, for additional growth. So Ethan is working on, you know, getting that filled up and, you know, giving me some more problems. So at this point, I think I will, you know, let Ethan tell you a little bit about our growth plans.

(Ethan Hokit, President)

Okay. This is Ethan Hokit, President of Military Resale Group, and again I thank everyone for taking the time to listen to our story. As Bob said, the operations end of the business has caught up, the fill rate is up and the cash flow is better. And because of all of that, now I can start to put on a full core press to get more business into the operation. In my 32 years in the business, I have a lot of good contacts with a lot of major companies and in fact I'm in negotiations as we speak with several of them. Of course some of them are having to overcome a little of our credit history but that's certainly doable situation.

In our marketing area, there is a potential of $140 million worth of business that we are going to be targeting. And mostly that is what we call traditional business, and that being business that's already in the military system that is with another distributor. We also have a whole host of specialty products that we will start presenting to the government in the next few weeks and those have a much better margin for us than the traditional business. And we can potentially distribute that throughout nationally through an organization called a Coalition of Military Distributors. We've had some - we are at this time the only local distributor. And due to some of our problems in the past, we've had some distributors from outside the area come in to the area to service our bases, and that also will be another big target for us to get that business from them and get them out of our backyard. At this time, I will turn it back to Ed Whelan.

(Ed Whelan, Chairman, Director)

Okay, thank you Ethan. Let me go back a little bit to what Bob was explaining about our fill rate and taking in the new accounts. While it's true we did $6 million last year, we thought we would do about 12 million this year based on these new accounts; however, we are right now running at a run rate of about 9 million, a 50 percent increase over last year. And that's because, in order to get some of these accounts in to the distribution system, we took them on as consigned accounts and Bob mentioned a couple of them, Colgate, Alberto, Bar-S and Hormel. Instead of being purchased account, where we would report the full revenue, that's approximately $3 million, we took them on as consigned account and we are taking the revenue as the drayage as opposed to as a sale. And that's the difference in the 3 million. Some of you may remember that explanation between '02 and '03 where we picked up million dollars in business, but it looked like we actually were flat. I mean that's that model that distinguishes us from everybody else. If you look at a traditional distributor, as Ethan was explaining, they run about 7 percent gross profit on a well-run distributor. Bob has been able to achieve, because of the mix in this business model, a 15 percent gross profit and we are looking to move that further by the end of the year.

Now, as Jeremy warned going into the call, we have to be a little bit careful about the things that we say. So we put a SB-2 registration on file. We are hoping to re-file that by the end of this week or the beginning of next week and that will explain our three-part growth program, and what we are trying to do today, is tell you about that program. But, I want to caution you the SB-2 will be a shelf registration. We will not need to sell the SB-2 to continue our operations, so we can wait until the price is appropriate. We are writing the book right now at 25 cents asking the SEC's permission to sell the shares, again as a shelf registration, which is twice where the market is right now. And, depending on how things move forward, we may not sell that at all. However, we did raise $0.5 million in the beginning of the year. We are in the process of raising another $0.25 million from an individual investor through a tax-free exchange. That investor has also agreed to join our board and that should be announced relatively shortly.

In addition, we have been able to work the new products that Ethan mentioned, where we will enjoy a much better margin on a local and worldwide basis as Ethan explained. And, we made the first presentation for such products to the local or regional DeCA buyer and we expect to hear back from them shortly. But, we have a whole group of products like that where we can turn a much better margin than the traditional distributor earns.

With our three-part growth plan, thirdly is acquisitions. As many of you know, we've been talking to a lot of the other military only distributors. We have targeted a few of them and are in active conversations with two right now. And, expect to have a followup meeting looking for us to get into a letter of intent, later this week. I think that covers most of the things. Jeremy, did you have any questions?

Q&A

(Q - Jeremy Rowe): I do and I am sure that a couple of your investors will probably have some questions too. So, taking into account what you said about the SB-2 and the quiet period, we will be taking a couple of questions. So, if there are investors out there that do have some questions to ask, please press star one to raise your hand and we will take it in order of sequence. You can also press the pound key to lower your hand. In the meantime, you covered a lot in a short amount of time Ed, Bob and Ethan. But, one of my questions would be, what sort of market share does the company currently occupy domestically, like within the United States and United States bases?

(A - Ed Whelan): Well, the US bases runs about $3 billion. When we say market share right now, we are talking about the bases that we actually deliver to. And, in those bases, which is approximately 6 bases, the revenue number is 152 million of which we are doing approximately 10 million right now and that's the additional traditional business that we are looking to get from these accounts that Ethan mentioned.

(Q - Jeremy Rowe): Okay. My other question would be, what kind of cash does the company have right now?

(A - Ed Whelan): We always are under a very tight ship, we have very little cash at the moment.

(Q - Jeremy Rowe): Sure.

(A - Ed Whelan): But, as I mentioned to you, we are bringing in another $0.25 million that would cover us for the next few months while we do the SB-2 and determine what our cash flow needs will be. As Bob mentioned, the very good news is on an operating basis, we are making money here in Colorado Springs. With the corporate overhead and the stock comp based compensation, we don't look as pretty on the bottom line, but we are getting close to being totally cash flow positive.

(Q - Jeremy Rowe): And then my final question would be - before I turn this over to the other investors would be - what sort of business outside of traditional business would the company be looking to go after? Ethan had alluded to traditional business versus exterior or outside business and I was kind of curious if we could illuminate that for the investors?

(A - Ed Whelan): Yeah, let me explain. We refer to traditional business as the items that are already sold in a commissary. Commissary is a grocery store in a military base. What we are looking to do is bring in products that are not in the commissary system right now. And we refer to them as specialty products, because we will represent the manufacturer directly to DeCA. And then by doing so, we will be on what is known as a BPA, a blanket purchase agreement, where DeCA will deal with us and us only. And again, we will be paid a 20 to 30 percent margin on that item, where traditional, you are getting 5 to as high as 12 percent on traditional business.

(Q - Jeremy Rowe): At this point...

(A - Ed Whelan): Types of items, anything that you see sold in a grocery store, we have the potential for it to be a specialty item and we have things as wide ranging as cookies to specialty salad dressings, egg program, the list goes on and on. There is a very large number of small manufacturers who can't devote the time and effort to marketing to "DeCA," the Defense Commissary Administration, and we see that as a need that we can fill because we are already going there with our traditional business.

(Q - Jeremy Rowe): Absolutely. At this point, I would like to turn this over to the operator and see if we have got some investor calls out there.

(A - Ed Whelan): Thank you Jeremy.

Operator: First question this afternoon comes from Chris Ralstead (Ph). Chris?

(Q - Chris Ralstead): Hi guys. Just had a couple of questions and one of them I think was just answered which was the specialty products. So, I mean in the end, you have signed with the specialty products, you will sign up a deal where you are essentially the exclusive distributor of that item into the military commissary market, is that correct?

(A - Ed Whelan): That's exactly the issue and we have been dealing with some local people here in Colorado and as I briefly mentioned, one of them is an egg program, where the eggs are grown fresh out here. We will go into "DeCA" which we have done. We will ask "DeCA" for permission to sell those products into the commissaries here. When they approve it, we will start here locally and through Ethan's contacts over the last 32 years, he will be able to - as "DeCA' approves it - be able to expand and we will be able to deliver that product worldwide.

(Q - Chris Ralstead): Okay. Any - what other products did you mention, it was eggs, and is there others online that you are thinking of at this time?

(A - Ed Whelan): We have a list of about - Ethan over 40 products?

(A - Ethan Hokit): About 35 or 40, yes.

(A - Ed Whelan): We have about - as Ethan said, 35 to 40 products.

(A - Ethan Hokit): Yeah and you know, it goes into your smaller specialty meat houses that just don't have the expertise to get into the military and we feel like we can take the ball and run with it. We have salad dressings, we have just a myriad of things.

(Q - Chris Ralstead): Terrific.

(A - Bob Hefner): Chris, this is Bob Hefner.

(Q - Chris Ralstead): Yeah Bob.

(A - Bob Hefner): I might just mention that the commissary system itself is keenly aware that they need to compete with the super Wal-Marts of the world now. The commissary shopper patron typically goes into a commissary store now and can choose from about maybe 12,000 different items. If you go into your local Safeway grocery store, King Soopers, you know, whatever, there is probably 25,000 to 30,000 different items in those stores, more than that on a super Wal-Mart. The commissary system wants to bring those shoppers back that they've lost to the super Wal-Marts and Super Targets. So, they realize they've got to put a bigger variety into these stores and that's where these smaller specialty manufacturers come in, regional brands etc. So, we think we can really, you know, fill the bill there for the commissary system.

(Q - Chris Ralstead): Yeah, that's exciting. So it seems to me that if you get, you know, say get this egg one in place, this egg contract in place. You've proven to everyone that you can get this done, if it's successful, you are going to have a lot of people knocking on your doors, it sounds like to me?

(A - Ed Whelan): The truth is Chris, most people can't afford the business opportunity to go to DeCA.

(Q - Chris Ralstead): Yeah.

(A - Ed Whelan): So, we fill that need and we've actually stopped asking people to give us product, until we can get them into the system and get them going through on a regular basis. The need is really great for these local guys, which makes it a big opportunity for us.

(Q - Chris Ralstead): Yeah, absolutely. So, that would add to my next question was really, there is what 152 million, I think, you said was the market for the current commissaries into which you distribute in Colorado. Correct?

(A - Ed Whelan): Correct, yes.

(Q - Chris Ralstead): So, there are some competitors, your competitive advantage, obviously this will be a pretty big one, when you guys are the guys that distribute these specialty products, that's maybe one. What other competitive advantage do you have for those guys?

(A - Ed Whelan): For us right now, it's our delivery system that Bob provides. Bob, why don't you explain?

(A - Bob Hefner): Yeah, at least locally Chris, we actually distribute Colorado, Wyoming, and South Dakota, but our four biggest customers are within 60 miles of our facility right here. Our competition is coming as far as 600 miles. We are the only distributor -- military distributor in this area to give daily service, again because we are pretty much local. There are three large bases right here in Colorado Springs, Fort Carson, Peterson Air Force Base and the Air Force Academy. And then Buckley Air Force Base in Denver is a very big customer. All of the other distributors are coming from as far as North Dakota; Amarillo, Texas; Lawton, Oklahoma; Junction City, Kansas. So, we are right here, these stores are in our backyard. So, nobody can touch us for service, again just because, you know, we are right here. Of the competition right now, Ed had mentioned $150 million market in our area, we are only doing about 10 million of that now. So of the military distributors, we are the smallest right now, but we are growing the fastest. And we rise with the service that we can give and add these specialty items that give variety to the commissaries to their patrons. We just don't think anybody can touch us in the future.

(Q - Chris Ralstead): So, how you are feeling, I mean it sounds to me like you are feeling that these 25 or 30 companies' products that you brought on board within the last, say 90 days or so. That that's mostly behind you now and that those efficiencies are finally in place and those whatever hiccups happened because of all that additional business are in place and it allows you to go after that market now. Is that correct?

(A - Ed Whelan): Exactly Christopher. Which is also - let's move on now to bring in more business, as Bob mentioned we still have more space here in the warehouse.

(Q - Chris Ralstead): Yeah.

(A - Ed Whelan): And, we have the struggling years of 2002 and 2003 behind us and a much better outlook going forward.

(Q - Chris Ralstead): Okay. That's all I had for now guys. Thanks.

(A - Ed Whelan): You are welcome. Thank you Chris.

Operator: Once again I would like to remind everyone, to ask a question please hit star one. If your question has been answered, you can hit the pound button to remove your question from the queue. Next question is from Brett William. Brett?

(Q - Brett William): Good afternoon guys.

(A - Ethan Hokit): Good afternoon.

(A - Bob Hefner): Good afternoon.

(A - Ed Whelan): Good afternoon Brett.

(Q - Brett William): Hi, several questions, first - how many shares outstanding right now?

(A - Ed Whelan): Yeah, for the filing of this SB-2, which will include the most recent investment which hasn't been announced, to be about 30 million.

(Q - Brett William): Okay. And, what is the - what would the float then be?

(A - Ed Whelan): The estimated float right now is about 7.5 million.

(Q - Brett William): Okay. So, the current - you mentioned, your specialty products area, that's kind of exciting to me, but I want to make sure I understand it. So, if you have a new specialty product and you indicated the proper margins on these new products could be anywhere from 20 to 30 percent, which is good. And it's not being distributed all throughout the military system. If you get approved by DeCA, you could immediately use it then in your region, but what about the other regions across the United States and possibly the world?

(A - Ed Whelan): It's a very good point. I should not have made you feel or the listeners feel that it's a "limited only" to this area. Our first transaction was with the local buyer for a local product. However, that same buyer and other buyers at DeCA can put a product worldwide immediately. This should happen - so they need to be the way we started because it was a product that we think they already wanted to have in place; they being DeCA. The stores that have already expressed an interest in the product. So, rather than trying to fight the uphill battle, we try to take the easier approach to take something that they already wanted, but we will be introducing products. For example, one is a cosmetic line, which could go in every commissary in the country with approval and that would be-- I mean the world rather, it is 287 stores. We have access to all 30.7 million patrons and use Ethan's system to allow us even on products where we are not involved, to make 10 to 15 percent on that product without ever touching it.

(Q - Brett William): Now, would you deliver like pallets of this product to one central warehouse and the military then distributes it to the different commissaries or how does that work?

(A - Ed Whelan): Now the commissaries - and I will have Ethan explain it, work a little bit differently. That's why we have all these local distributors like ourselves and the other ones that we are looking to buy. But, Ethan can explain how this distribution works?

(A - Ethan Hokit): Well, all of the commissaries have the just-in-time delivery or what they call FDS, Frequent Delivery Service. And that's where the commissary scans their shelf it night, electronically sends the order to the distributor and the distributor processes the order and shifts it to them and it goes right on the shelf. Now, the way we will handle these specialty items as we get them approved outside our area is with my contacts with other distributors that belong to an organization called the Coalition of Military Distributors. And, we can cover every commissary in the world through these additional houses. Does that explain that better to you Brett?

(Q - Brett William): Yeah.

(A - Ed Whelan): Let me follow up on that. The coalition distributors that Ethan is mentioning or actually are our target companies that we want to acquire. So, there is a dual role here, while Ethan is feeding them new business, we are trying to buy the company from them. Because we want to be able to serve that local market ourselves.

(Q - Brett William): Right, all right very good. Thanks guys.

(A - Ed Whelan): Thank you.

(A- Ethan Hokit ): Thank you.

(A - Bob Hefner): Thank you Brett.

Operator: Our next question comes from Michael Dermer (Ph). Michael?

(Q - Michael Dermer): Gentlemen, good afternoon. I want to address the forward-looking aspects of what we are discussing with the full understanding that it's well prospected. Factoring in the specialty item is of course very exciting and it's limited in the input to Continental United States. What do you think would the company's operating profit margin be when it reached a fairly substantial portion of the market for the specialty products? That is to go from the current 7 to 12 percent to where?

(A - Ed Whelan): The model that we are looking at takes the gross profit up over 20 percent. As we've explained a little bit earlier, Bob has done an excellent job over the years and a lot of it, to be honest, some of it was due to necessity. We can't go out and buy all the products that you want because of being public but (poor). We've worked this into 13 different ways that we bill clients. And the result of it is that we've gone from that 7 percent gross profit when we bought Pittock Distributors in 1997 to the 15 percent that we are seeing now, 16 percent for the first quarter, I believe, the actual number is, gross profit. If we can bring the margins, and I will just use the 20 percent number right now as a gross profit, I think we can bring 10 percent of that to the bottom line, which would be, you know, a huge difference in the distribution business. And, having seen the growth go from 750,000 a year in revenue to 10 million in revenue and having seen the gross profit go from 7 percent to 16 percent, I think it's really achievable for us. We just need to stay on that track and again it's a forward-looking statement. But, if you look at the history I think we can say with some confidence that we can do it going forward.

(Q - Michael Dermer): Well, the 10 percent isn't the best there is, but sure is a tremendous improvement and a lot better than a lot of the things I have been looking at. Let me refer to a moment to the acquisitions and here again, I don't have (indiscernible) so we had to treat that accordingly. Upon completion -- I will just take one for the moment, acquisition, what would that do to the size of the company if as and when completed of course?

(A - Ed Whelan): The smallest acquisition target would make us three times the revenue number that we are right now, almost four times, 3.5 times, but I can't get into specifics.

(Q - Michael Dermer): Nor would I expect you to.

(A Ed Whelan): Okay, thank you.

(Q - Michael Dermer): But, staying with that subject, I assume that the acquisitions would have their own distribution facility, warehouse, and delivery vehicles and so on?

(A - Ed Whelan): They are -- all the targets are active operating companies that distribute only to the military. It's very important for our model to stick with the military distribution only and not go into retail.

(Q - Michael Dermer): I know that. But, what I really wanted to follow up with or continue along those lines is, do you see in the acquisitions, I don't know why are they currently being run and you are doing that doesn't really matter. But, do you see internal growth in those acquisitions other than an addition to their existing business?

(A - Ed Whelan): Yes, we would not acquire a - we wouldn't have a company as a target company, if we didn't have reasons that we believe we can grow that company. And that -- any given acquisition that we were talking to, would not only allow us to bring our lines that we handle over to that target company, but it would also allow us to bring the target companies lines over to us. They are not necessarily the same companies. In that, we get an organic growth almost instantaneous.

(Q - Michael Dermer): Do you have a potential target date for the first acquisition or approximate time, one year from now, six months from now or...? If you can't answer, I will accept that of course?

(A Ed Whelan): I - we are actively working on several and I would hope that over this summer and as soon as the SB-2 was approved by the SEC that we would be able to complete one.

(Q - Michael Dermer): Okay. Very -- really, really exciting. Your company sure has come a long way, since I first looked at way back then. I thank you sir, and I wish you well.

(A - Ed Whelan): Thank you. I appreciate it.

(A - Bob Hefner): Thank you Michael.

Operator: Our next question comes from Ben Lichtenberg. Ben?

(Q - Ben Lichtenberg): Hi gentlemen.

(A - Ed Whelan): Hello.

(Q - Ben Lichtenberg): Hi, two questions and well obviously, operations are getting better and better, up. Historically, you have had some non-cash charges; you also have some corporate overheads that don't get thrown into operations. When you throw the whole mix together, when it might be GAAP positive net income and I think it would be a real milestone for the company?

(A - Ed Whelan): My original thought was that we would be GAAP positive cash flow in the third quarter.

(Q - Ben Lichtenberg): Not cash flow, income, actual real net income?

(A - Ed Whelan): Actual income, bottom line cash flow, that was my original thought that, by this time this year, we would be -- this time, the end of the second quarter, we would be covering cash and be profitable on a corporate basis, as well as an operating basis. I think, we have probably pushed that back into the fourth quarter of this year. And when I say pushed it back, only because of the delay in picking up new accounts, which we've just started to get now, as Ethan indicated earlier. Operating cash flow is helpful, but as you are pointing out, we do need to get the corporate overheads covered as well.

(Q - Ben Lichtenberg): Right, so it will be corporate and also all the non-cash items that had..?

(A - Ed Whelan): Covered by -yes, and I except that that will happen by the fourth quarter of this year.

(Q - Ben Lichtenberg): Good, okay. Thank you.

Operator: Our next question comes from Richard Wexler. Richard?

(Q - Richard Wexler): Yes. Hello Ed.

(A - Ed Whelan): Hello Richard, how are you?

(Q - Richard Wexler): I am okay. It has been very interesting and this call is fascinating to hear all the questions, because we would have -- actually asked most of questions I was going to ask. Just want to first congratulate you and the whole team at Redwood, because I think, you have done a remarkable job and obviously, you've stuck this thing out and made it into a real situation, it's pretty interesting. I guess, I really want to just go back to the roll-up strategy and obviously, not too many people understand how a fragment of the business is out there and how much business there is? And then maybe you can alert me if not everybody else, as to what's actually out there? Who's out there, what's out there, and what is in the cards on that plan?

(A - Ed Whelan): Rich, as a long-term shareholder, you know, we've had a tough two years in 2002-2003. We were fortunate in entering 2004 to pick up that new business, 25 new accounts and to get that type of progress under our belt.

(Q - Richard Wexler): Alright.

(A - Ed Whelan): Now, on the market, there are approximately $5 billion a year in revenue at the commissary level, that's the way DeCA reports it. There are 287 stores and those stores are worldwide, CONUS which is the Continental US, covers about 3 billion of that. But when we talk about the acquisition roll-out strategy or just an extension, we are talking about operating domestically in the Continental United States, about a dozen warehouses that we will either buy or acquire and that's the roll-out strategy. Our strategy is to go to where we know for one reason or another, a company could be available for sale, because

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the current ownership may go back to the days when Ethan began 31 years ago, and they are ready for retirement and decide okay, "we would rather sell out to you than have you come in this market and compete with us." So, we have a double-edged sword each time we speak to one of these target companies. But, I think, it's fair to say there is about 25 distributors that cover these bases right now. And we have mapped them out. We have decided which ones we think for -- based on Ethan's experience or based on what's been going on with that distributor that we should either go out, try to buy it, or we should go and try to build a warehouse to compete with them. And in that strategy, as I mentioned earlier, at about a dozen warehouse locations, similar to this and similar to this size, we could service that whole $5 billion market.

(Q - Richard Wexler): That's exciting.

(A - Ed Whelan): Thank you.

(Q - Richard Wexler): Once again, Ed, I think you have done a great job. And I am, as you know, I have been in this for a long time and I guess it's time to educate some of the public.

(A - Ed Whelan): Yes. and we thank you for hanging there with us in these times.

(Q - Richard Wexler): It's been a pleasure. Thanks.

Operator: I would like to remind everyone again, if you have a question, please hit star one. If your question has been answered please hit the pound to be exited from the queue. Our next question comes from Brett William. Brett?

(Q - Brett William): Hi guys. I got another question here for you. How big are the average commissaries, you know, maybe size-wise and sales-wise versus a regular grocery store? And, are the payments government guaranteed? And, if so, how fast? That's first question.

(A - Ed Whelan): Okay. The size of the stores vary just like the grocery stores in the outside world. Small commissary - I think the lowest number I have ever seen is about 12 million in revenue. Is that right?

(A - Ethan Hokit): That's right.

(A - Ed Whelan): All right, Ethan. But, the interesting thing about these commissaries is that they do seven times the average store volume to an outside world store. And, it's kind of difficult to compare apples to oranges, because they are different. As Bob mentioned earlier, they may only carry 12,000 SKUs where the average grocery store in the outside world will be now running up to 25,000 SKUs per store. So, there is a lot of opportunity for growth in that. But, at the same time, these patrons - the 13.7 million patrons I mentioned earlier, they travel 2.5 times as far to get to a grocery store, a commissary in their case than we do on the outside world. So, these people are dedicated to it. And, the people at DeCA - the Defense Commissary Administration, you have to

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release, they have done an excellent job in making this a real benefit to the military patrons. And, these 13.7 million people by the way are not just the active duty. Active duty runs about 1.4 million. You know, the rest of these people are the dependents and the retirees that come to these stores. And, recently, the National Guard after this activation -- most recent activation have been given full privilege to the commissaries, which means that our patron number should be going up significantly over the next year or so.

(Q - Brett Williams): Are prices discounted a substantial amount because it's funded by the government?

(A - Ed Whelan): Yes. And, I forgot to answer the second part of your question, which was the payment system. DeCA is Defense Commissary Administration, which is a part of the Department of Defense. The Department of Defense funds the DeCA operations for the benefit of the patrons to the tune of just under $1 billion a year. And, they have set up an excellent electronic system where if the product is put on the contract through DeCA on a direct basis, the agency will pay us, or pay any supplier in an average of 23 days. So, depending on the product, you get paid in 7 days, 10 days, or 30 days. But, on average, it's 23 days, which is an excellent system.

(Q - Brett Williams): Yeah.

(A - Ed Whelan): And, the other part of your question is on the pricing, on average, at my last DeCA conference last week, they are obtaining about a 32 percent savings over the outside world, which is impressive for the government operation to run that well for us.

(Q - Brett Williams): Huge. Thanks.

(A - Ed Whelan): I shouldn't -- I should not let the opportunity go by, not to mention the fact that, as we grow into this $5 billion market, and we've got a lot of room to grow, we all know that, we have arrived on the other side of the parking lot. There are what is known on the bases as a PX, and they sell everything that's of property nature - consumer product goods. That's another $11 billion market. As we set up these warehouses, we always keep that in mind that we want to enter into that market as well. Even though we do some small deliveries to it right now, it's not significant to us. But, it will be in the future. We will have a total of $16 billion market with the same 13.7 million patrons at the same 12 warehouse locations.

Operator: Our next question comes from Ken Wasserman. Ken?

(Q - Ken Wasserman): Hi, Ed. First, congratulations, you have been doing an excellent job -- you and the team. And, the question is, how are you going to go about educating the public? It was mentioned a few questions ago it is something that should be done. And, this conference call is very good. But, how are you going to bring the word out?

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(A - Ed Whelan): Ken, and once again, as in the case of Richard, thank you for being a shareholder. I know you have been one for a while, and we appreciate that.

(Q - Ken Wasserman): My pleasure.

(A - Ed Whelan): As you know, with everything involved with the SEC, we have to follow the guidance of SEC Counsel. But, the way we intend to make the word known is to have conferences like this in the future, be more pro-active once the Securities and Exchange Commission approves our registration statement. And, as I mentioned earlier, we are amending it this week - I hope. And, what we will be doing is going out -- management, and visiting people like yourself and brokers and fund managers, and do a more aggressive public relations campaign with Redwood and the team at Redwood Consultants, which is always available by phone to talk to brokers, investors and fund managers for us.

(Q - Ken Wasserman): Okay. Any timeline on the registrations payment approval, when you think it probably will be?

(A - Ed Whelan): Yes. As I said, we hope to file it by the end of this week with the new data from the K & the Q. And, it's another one of my embarrassments to be setback this for with the "E" problems that we've had. But, based on the comments from the SEC, the previous submission being down to 15 questions, we are hoping that the agency will approve us in the next few weeks after submission. They usually have about a 21-day turnaround, and hopefully there will be nothing significant, or new in. So, it's possible that we could get approved in July. That's our wishful thinking, if you will -- forward-looking thinking, wishful thinking. We are hoping to get approved right away.

(Q - Ken Wasserman): All right, terrific. Thanks a lot.

(A - Ed Whelan): Thank you, Ken.

(A - Bob Hefner): Thank you.

(Jeremy Row)

I would like to thank everybody for joining us on this unusually large conference call. Once again, this is Jeremy Rowe with Redwood. I would also like to say that we here at Redwood, Ed, are looking forward to a fantastic year for you. We are no longer looking at the rearview mirror. We are looking forward, looking forward to a very profitable year. And, we would also like to let the investment public know that if they do have any questions, they can always call us here at Redwood Consultants. The phone number is area code - (415) 884-0348. I don't have anything more to add Ed, if you don't?

(Ed Whelan, CEO, Chairman and Director)

Jeremy, just my thanks to you, to Redwood, to Jens and to all of our investors who have patiently stayed with us, and we hope we can pickup a few new ones as a result of the conference call.

(Jeremy Rowe)

Absolutely. We will do this -- we will do this real soon again.

(Ed Whelan, CEO, Chairman and Director)

Thank you. Appreciate the help.